UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 6, 2012

(Date of earliest event reported)

EQUITY LIFESTYLE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

Two North Riverside Plaza, Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(312) 279-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

2012 Executive Bonus Plan:

On February 6, 2012, the Compensation, Nominating and Corporate Governance Committee (the “Compensation Committee”) of the Board of Directors of Equity LifeStyle Properties, Inc. (the “Company”) approved the 2012 Executive Bonus Plan (the “Plan”). Under the Plan, the annual bonus potential was established based on certain performance targets.

The total bonus potential under the Plan for each eligible executive follows:

Name	Title	Bonus Potential
Thomas P. Heneghan	President and Chief Executive Officer	200% of annual salary
Ellen Kelleher	Executive Vice President – Property Management	150% of annual salary
Roger Maynard	Executive Vice President – Asset Management	150% of annual salary
Marguerite Nader	Executive Vice President and Chief Financial Officer	150% of annual salary
Seth Rosenberg	Senior Vice President – Sales and Marketing	150% of annual salary

Under the Plan, payment of 75% of the bonus potential is contingent upon achieving certain operational targets, including goals related to Core community base rental income, Core resort base rental income, right-to-use annual payments, Core income from property operations, income from property operations related to certain 2011 acquisition properties, and the rental program. The Compensation Committee will have discretion at the end of 2012 to determine an appropriate award based on an evaluation of each of the target areas. Payment of the remaining 25% of the bonus potential is based on an assessment of discretionary objectives for the executive officer team, as a whole.

Bonus payments will be made in cash and will be paid subsequent to the year ended December 31, 2012 after finalization of the Company’s results of operations and upon review and approval by the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.

Date: February 9, 2012	By:	/s/ Marguerite Nader
Marguerite Nader
Executive Vice President and Chief Financial Officer